Exhibit 10.17

Summary of Certain Compensation for Directors of Park National Corporation

Annual Retainers and Meeting Fees
Park National Corporation ("Park") uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Park Board of Directors. To align the interests of the Park directors and the Park shareholders, Park’s Regulations require that all directors of Park be shareholders. Park does not have a requirement which addresses the number of common shares that need to be retained by directors.

Cash Compensation
For the period from January 1, 2022 through April 25, 2022, the per meeting fees paid by Park to individuals serving as non-employee directors for attending meetings of the full Park Board of Directors and meetings of the respective Board committees were the same as the per meeting fees paid by Park to individuals serving as non-employee directors during the fiscal year ended December 31, 2021: (i) $1,200 for each meeting of the Board of Directors attended; (ii) $900 for each meeting of the Audit Committee or of the Executive Committee attended; and (iii) $750 for each meeting of each other Board committee attended. From and after April 26, 2022, per meeting fees are no longer paid to non-employee directors.

The following table sets forth the annual cash retainers paid by Park on or about April 26, 2022 to the individuals then serving as non-employee directors of Park for services to be rendered during the period from April 26, 2022 to April 24, 2023 by such individuals in their respective capacities as: (i) members of the Board of Directors of both Park and The Park National Bank, the national bank subsidiary of Park ("Park National Bank"); (ii) members of committees of the Board of Directors of Park; (iii) members of committees of the Board of Directors of Park National Bank; and (iv) members of the advisory board of directors of one of the divisions of Park National Bank. The annual cash retainers to be paid by Park on or about April 25, 2023 to the individuals then serving as non-employee directors of Park for services to be rendered from April 25, 2023 to April 22, 2024 by such individuals in the capacities as identified in the following table will be the same as those for the period from April 26, 2022 to April 24, 2023.

Annual Retainers
Board Member (serving as director of Park and Park National Bank	$40,000
Lead Director (Additional)	$25,000
Annual Retainer for Committee Chairs:
Audit Committee (Joint committee for Park and Park National Bank)	$15,000
Compensation Committee (Park only)	$10,000
Executive Committee (Joint committee for Park and Park National Bank)	$25,000
Nominating and Corporate Governance Committee (Park only)	$10,000
Risk Committee (Park only)	$10,000
Trust Committee (Park National Bank only)	$10,000
Annual Retainer for Other Committee Members:
Audit Committee (Joint committee for Park and Park National Bank)	$7,500
Compensation Committee (Park only)	$5,000
Executive Committee (Joint committee for Park and Park National Bank)	$20,000
Nominating and Corporate Governance Committee (Park only)	$5,000
Risk Committee (Park only)	$5,000
Trust Committee (Park National Bank only)	$5,000
Additional Annual Retainer for Advisory Board Members	$7,500

Annual Retainers Payable in Common Shares

Each individual then serving as a non-employee director of Park and Park National Bank received, on the date of the regular meeting of the Park Board of Directors held during the fourth quarter of the fiscal year ended December 31, 2022, an annual retainer, in the form of common shares awarded under the Park National Corporation 2017 Long-Term Incentive Plan for Non-Employee Directors, for service as a member of: (i) the Park Board of Directors; (ii) the Park National Bank Board of Directors; and (iii) where applicable, the advisory board of directors of one of the divisions of Park National Bank. The aggregate grant date fair value of the common shares awarded was $40,000. The annual retainer to be paid in common shares during the fourth quarter of the fiscal year ending December 31, 2023 will have the same $40,000 aggregate grant date fair value.

Other Compensation

In addition to the annual retainers and meeting fees discussed above, non-employee directors also received during the fiscal year ended December 31, 2022, and will continue to receive during the fiscal year ending December 31, 2023, reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
David L. Trautman and Matthew R. Miller receive no compensation for: (i) serving as a member of the Park Board of Directors; (ii) serving as a member of the board of directors of Park National Bank; or (iii) serving as a member of any committee of the respective boards of directors of Park and Park National Bank.

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